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                                                                   EXHIBIT  8(g)

March 20, 1996


Variable Insurance Products Fund II
Fidelity Distributors Corporation
82 Devonshire Street
Boston, Massachusetts 02109

RE:  Participation Agreement Amendment

Dear Sirs:

This Letter Agreement will serve to confirm our agreement to amend Section 2.1 to that certain Participation Agreement made and entered as of November 1, 1993, and as amended by Letter Agreement dated June 2, 1994, by and among Variable Insurance Products Fund II, Fidelity Distributors Corporation, and Providian Life and Health Insurance Company (formerly National Home Life Assurance Company) by replacing that Section 2.1 in its entirety with the language set off below in quotation marks.

     "2.1. The Company represents and warrants that the Contracts are or will be registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable Federal and State laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under Missouri law and has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts."

Sincerely,

/s/ Kimberly A. Scouller

Kimberly A. Scouller
Assistant General Counsel and Assistant Secretary
Providian Life and Health Insurance Company

Agreed to by:

Variable Insurance Products Fund II            Fidelity Distributors Corporation



By: /s/ J. Gary Burkhead                       By: /s/
    --------------------------                     ----------------------------
Title: Senior Vice President                   Title: President
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